UNITED STATES
      		        SECURITIES AND EXCHANGE COMMISSION
	    	     	     Washington, D.C. 20549

			    	SCHEDULE 13G

   	            Under the Securities Exchange Act of 1934
          		   (Amendment No. ________)*

		     	      ERHC Energy Inc.
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		    	      (Name of Issuer)

	              Common Stock, $0.0001 par value
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	     	      (Title of Class of Securities)

		       		 26884J104
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		     	      (CUSIP Number)


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		  (Name, Address and Telephone Number of Person
		Authorized to Receive Notices and Communications)

		    	     December 19, 2018
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   	(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 26884J104 			13G 			Page 2 of 3 Pages


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	1.	NAMES OF REPORTING PERSONS
		I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


		Guerguerian Dickran
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	2. 	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(see instructions)
		(a)	|_|
		(b) 	|_|
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	3. 	SEC USE ONLY

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	4. 	CITIZENSHIP OR PLACE OF ORGANIZATION


		United States of America
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		5.	SOLE VOTING POWER

			239,708,000
		----------------------------------------------------------------
		6.	SHARED VOTING POWER EACH REPORTING
  NUMBER OF
   SHARES		0
BENEFICIALLY 	----------------------------------------------------------------
OWNED BY EACH  	7.	SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH		239,708,000
		----------------------------------------------------------------
	 	8.	SHARED DISPOSITIVE POWER

			0
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	9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		239,708,000
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	10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
		(see instructions) |_|.
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	11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

		8.32%
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	12.	TYPE OF REPORTING PERSON (see instructions)

		IN
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CUSIP No. 26884J104 			13G 			Page 3 of 3 Pages

Item 1.

	(a)	Name of Issuer:
		ERHC Energy Inc.

	(b) 	Address of Issuers Principal Executive Offices:
		54444 Westheimer Road, Suite 1440, Houston , TX 77056

Item 2.

	(a)	Name of Person Filing:
		Guerguerian Dickran

	(b) 	Address of the Principal Office or, if none, residence:
		1035 Ave. Ashford, Apt. 303, San Juan, PR 00907

	(c)	Citizenship:
		United States of America

	(d)	Title of Class of Securities:
		Common Stock, $0.0001 par value

	(e)	CUSIP Number:
		26884J104

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the personfiling is a:

	(a) |_| Broker or dealerregistered under section15 of the Act
		(15 U.S.C. 78o).

	(b) |_| Bank as defined in section 3(a)(6) of the Act (15U.S.C. 78c).

	(c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8).

	(e) |_| An investment adviser in accordance with Section
		240.13d-1(b)(1)(ii)(E);

	(f) |_| An employee benefit plan or endowment fund in accordance with
		Section 240.13d-1(b)(1)(ii)(F);

	(g) |_| A parent holding company orcontrol person in accordance with
		Section 240.13d-1(b)(1)(ii)(G);

	(h) |_| A savings associationsas definedin Section3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) |_| A church plan that is excludedfrom the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j) |_| Group, inaccordance with Section 40.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned: 239,708,000

	(b) 	Percent of class: 8.32%

	(c) 	Number of shares as to which the person has:

		(i) 	Sole powerto vote or to direct the vote: 239,708,000.

		(ii) 	Shared power to vote or to direct the vote: 0.

		(iii)	Sole powerto dispose or to direct the disposition
			of: 239,708,000.

		(iv)	Shared power to dispose or to direct the disposition
			of: 0.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on Bythe Parent Holding Company.

Item 8. Identification and Classification of Members of the Group.

Item 9. Notice of Dissolution of Group.

Item 10. Certification.

	(a)	The following certification shall be included if the statement is
		filed pursuant to Section 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or
		influencing the	control of the issuer of the securities and were
		not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	(b)	The following certification shall be included if the statement is
		filed pursuant to Section 240.13d-1(c):


		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were . not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

							03/26/2020
					----------------------------------------
							  Date

						/s/ Guerguerian Dickran
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							Signature

						   Guerguerian Dickran
					----------------------------------------
							Name/Title